                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-72759


                   PROSPECTUS SUPPLEMENT DATED APRIL 1, 1999

                                       to

                        Prospectus Dated March 30, 1999

                       Parametric Technology Corporation.

                         853,647 Shares of Common Stock

  This prospectus supplement supplements the prospectus dated March 30, 1999 of Parametric Technology Corporation relating to the offer and sale of 853,647 shares of our common stock by certain of our stockholders who received those shares in connection with our acquisition of InPart Design, Inc. in October 1998, or by pledgees, donees, transferees or other successors in interest that receive a portion of those shares from certain of our stockholders as a gift, partnership distribution or other non-sale related transfer. This prospectus supplement should be read in conjunction with our prospectus dated March 30, 1999, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement replaces the information in the prospectus. Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the prospectus.


                              SELLING STOCKHOLDERS

  The prospectus is amended to include as additional stockholders the potential distributees identified in footnote (4) of the table below, who were not specifically identified in the prospectus as selling stockholders.

                                                                                               Shares Beneficially
                                                Shares Beneficially                                   Owned
                                                       Owned                                     Or Issuable After
                                                  Before Offering         Shares Offered          This Offering(1)
                                             -------------------------   Pursuant To This   -------------------------
                                                Number       Percent        Prospectus         Number       Percent
                                             ------------  -----------  ------------------  ------------  -----------
Asset Management Associates 1996, L.P. (4)        853,647       *             853,647             0            0

------------
*    Indicates less than 1% of our outstanding common stock.

(1) The numbers in these columns assume that the selling stockholders will sell all of the common stock offered for sale under the prospectus. There can be no assurance that the selling stockholders will sell all or any part of those shares.

(2) Former stockholder of InPart Design, Inc., which we acquired in October 1998. Subsequent to the date of this prospectus supplement, the shares held by Asset Management Associates 1996, L.P. may be distributed to its partners: 1990 Bay Associates, Old Westbury Venture Capital Fund, The University of Chicago, University of Virginia, Co-operative Insurance Society, Computrol, Ltd., GC&H Investments, J.P. Cullen Limited Partnership, Sam Eletr, The Finnane Living Trust, U/A 9/21/87, Fitzgerald Trust, Dated 3/8/94, The William and Flora Hewlett Foundation, Charles T. Horngren and Joan E. Horngren Trustees U/T/A dated Oct 20, 1993, J.F. Shea Co., Inc. as Nominee 1996-20, Jadobe Investments, LLC, The Henry J. Kaiser Family Foundation, Kemper Technology Fund, Tom Klein, Knightsbridge Associated Investors IX, LP, Trustees of the Lawrenceville School, Lumbermens Mutual Casualty Company, Saraswati Partners, Mayo Foundation Pension Plan, The Phillip W. Moffitt Revocable Trust dated 2/19/93, Moshe Alafi, Trustee, Christopher Alafi, Trustor, U/T/A dated 1/25/85, Moshe Alafi, Trustee, Shireen Alafi, Trustor, U/T/A dated 1/25/85, Needham &

     Company, Inc., George Needham, NLTC-96 Partners, PCM Partners, Lauer & Co. Agent for: The Pew Memorial Trust, Lauer & Co. Agent for: J.H. Pew Freedom Trust, Lauer & Co. Agent for: J.N. Pew, Jr. Trust, Lauer & Co. Agent for:
     Mabel Pew Myrin Trust, Polkview Corporation, Raj Rajaratnam, R. Douglas Rivers, William J. and Josephine Joan Ryan, Philip M. Sawyer, St. Paul's School, Venture Capital Management, William B. Wiener, Jr., Daniel P. Wiener, Samuel Wiener, Jr., Sara Michelle Wiener, R. B. Woolley, Jr., Asset Management Partners, Franklin P. Johnson, Jr., Craig C. Taylor, John F. Shoch, W. Ferrell Sanders, LTT Partners, Douglas E. Kelly, Tony Di Bona.

                              PLAN OF DISTRIBUTION

  The plan of distribution is amended to include as selling stockholders pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus supplement.

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